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                                                                    EXHIBIT 99.1



[POET HOLDINGS, INC. LETTERHEAD] AD-HOC NOTICE


POET HOLDINGS, INC. ANNOUNCES THIRD QUARTER REVENUES OF $1.7 MILLION


HAMBURG - OCTOBER 22, 2002: Poet Holdings, Inc. (Neuer Markt: POXA), today announced financial results for the three month period ended September 30, 2002.

Revenues for the third quarter of fiscal 2002 decreased 8%, to $1.7 million, as compared with revenues of $1.8 million for the quarter ended September 30, 2001. While revenues were strong in Europe the company recorded a shortfall in the US. The net loss for the quarter ended September 30, 2002 was $4.2 million including one-time restructuring charges of $1.8 million.

The operating loss excluding restructuring charges for the third quarter of fiscal 2002 decreased 30% to $2.5 million as compared with an operating loss of $3.5 million in the quarter ended September 30, 2001.

Revenues from the sale of products for the third quarter of fiscal 2002 decreased 22% to $0.8 million as compared with product revenues of $1.1 million for the quarter ended September 30, 2001.

Total costs and operating expenses excluding restructuring charges for the quarter ended September 30, 2002 decreased approximately $1.2 million or 22%, to $4.2 million as compared to $5.4 million for the same period in 2001.

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[POET HOLDINGS, INC. LETTERHEAD] AD-HOC NOTICE


As previously announced in an ad-hoc notice on September 6, 2002 the Company is implementing cost reduction measures in response to the uncertainties in the United States economy by winding down the US subsidiary, Poet Software Corporation. The Company is reducing its workforce from 139 employees on June 30, 2002 by 43% to 79 employees on December 31, 2002. The Company has recorded a charge of $1.8 million in the quarter ended September 30, 2002 for estimated costs related to the restructuring.

The Company continues to project achieving the break-even from its operations on a quarterly basis in the second half of 2003 on total quarterly expenses of approximately $2.4 to $2.5 million. The Company had cash and short term investments of $13.3 million on September 30, 2002 and it expects cash reserves of approximately $8 to 8.5 million at the time of break-even.

Poet will release additional information, including the balance sheet and the statement of operations, in today's press release (www.poet.com).